Exhibit 99.1

NEWS	Contact:	Jeremy Thigpen
(713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUCES $3 BILLION SHARE REPURCHASE PLAN

HOUSTON, TX, September 30, 2014 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that its Board of Directors has authorized a share repurchase program to purchase up to $3 billion of the company’s outstanding common stock.

Clay C. Williams, National Oilwell Varco’s Chairman, President and CEO, commented: “This authorization comes after several months of careful consideration and reflects the Company’s strong financial condition, and the confidence that we have in our future business outlook. We are pleased that the continued execution of a solid business model has resulted in strong operating cash flow that enables us to continue to invest in strategic growth opportunities, while simultaneously returning capital to shareholders through both a healthy dividend and a share repurchase program.”

The share repurchases may be made on the open market at prevailing market prices, through privately negotiated transactions, or by other means as determined by the Company’s management and in accordance with the requirements of Rule 10b5-1 and/or Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing and actual number of shares repurchased will depend on a variety of factors including market conditions and regulatory considerations. The duration of the share repurchase program is 36 months, although it may be increased, extended, suspended or discontinued without prior notice. The Company will fund the repurchases using U.S. cash; however, depending on U.S. cash balances, the Company could borrow from time-to-time to finance the transactions.

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, and the provision of oilfield services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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